Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS

HPL Consolidation LP

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheet – August 31, 2005	2

Consolidated Income Statement – Period from January 26, 2005 to August 31, 2005	3

Consolidated Statements of Comprehensive Loss – Period from January 26, 2005 to August 31, 2005	4

Consolidated Statements of Partners’ Capital – Period from January 26, 2005 to August 31, 2005	5

Consolidated Statements of Cash Flows – Period from January 26, 2005 to August 31, 2005	6

Notes to Consolidated Financial Statements	7

Reports of Independent Registered Public Accounting Firms	18

Consolidated Statements of Operations – Period from January 1, 2005 to January 25, 2005 and for the years ended December 31, 2004, 2003, and 2002	20

Consolidated Balance Sheets – December 31, 2004 and 2003	21

Consolidated Statements of Cash Flows – Period from January 1, 2005 to January 25, 2005 and for the years ended December 31, 2004, 2003, and 2002	23

Consolidated Statements of Partners’ Capital – Period from January 1, 2005 to January 25, 2005 and for the years ended December 31, 2004, 2003, and 2002	24

Notes to Consolidated Financial Statements	26

Report of Independent Registered Public Accounting Firm

To the Partners

HPL Consolidation LP

We have audited the consolidated balance sheet of HPL Consolidation LP and subsidiaries as of August 31, 2005, and the related consolidated statements of income, comprehensive loss, partners’ capital, and cash flows for the period from acquisition (January 26, 2005) to August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HPL Consolidation LP and subsidiaries as of August 31, 2005, and the results of their operations and their cash flows for the period from acquisition (January 26, 2005) to August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
December 6, 2005

HPL CONSOLIDATION LP

CONSOLIDATED BALANCE SHEET

(In Thousands)

August 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38
Receivables:
Trade receivables	295,158
Affiliated companies, net	69,291
Exchanges	17,626
Materials and supplies	1,504
Inventories	215,612
Price risk management assets	111
Other current assets	1,076

Total current assets	600,416

Property, plant and equipment	826,315
Accumulated depreciation	(12,448)

Property, plant and equipment, net	813,867

Investments in affiliates	32,205

Long-term price risk management assets	2,245

Other noncurrent assets	2,876

Total assets	$1,451,609

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Payables:
Trade payables	$280,771
Exchanges	19,920
Deposits from customers	84,513
Accrued expenses	25,921
Price risk management liabilities	52,944

Total current liabilities	464,069

Long-term price risk management liabilities	28,354
Other non-current liabilities	12,492

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
General partner’s capital	10,297
Limited partners’ capital	1,019,455
Accumulated other comprehensive loss	(83,058)

Total partners’ capital	946,694

Total liabilities and partners’ capital	$1,451,609

The accompanying notes are an integral part of these consolidated financial statements.

HPL CONSOLIDATION LP

CONSOLIDATED INCOME STATEMENT

(In Thousands)

Period from January 26, 2005 to August 31, 2005
OPERATING REVENUES
Third party	$1,943,531
Affiliated	371,250

Total revenue	2,314,781

COSTS AND EXPENSES:
Cost of products sold:
Third party	1,797,992
Affiliated	444,001
Operating expense	38,669
General and administrative	12,071
Depreciation and amortization	12,555

Total costs and expenses	2,305,288

OPERATING INCOME	9,493

OTHER INCOME (EXPENSE):
Interest expense	(160)
Equity in losses of affiliates	(735)
Other, net	475

NET INCOME	$9,073

The accompanying notes are an integral part of these consolidated financial statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(In Thousands)

Period from January 26, 2005 to August 31, 2005
Net income	$9,073

Other comprehensive loss:
Reclassification adjustment for gains or losses on derivative instruments included in net income	12,785
Change in value of derivative instruments accounted for as hedges	(95,843)

Comprehensive loss	$(73,985)

RECONCILIATION OF ACCUMULATED OTHER COMPREHENSIVE LOSS

Balance, beginning of period	$—

Current period reclassification to earnings	12,785
Current period change	(95,843)

Balance, end of period	$(83,058)

The accompanying notes are an integral part of these consolidated financial statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

Period from January 26, 2005 to August 31, 2005

(In Thousands)

	General Partner’s Capital	Limited Partners’ Capital	Accumulated Other Comprehensive Loss	Total Partners’ Capital
Balance, January 26, 2005	$10,206	$1,010,473	—	$1,020,679
Net change in accumulated other comprehensive loss per accompanying statement	—	—	(83,058)	(83,058)
Net income	91	8,982	—	9,073

Balance, August 31, 2005	$10,297	$1,019,455	$(83,058)	$946,694

The accompanying notes are an integral part of these consolidated financial statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENT OF CASH FLOW

(In Thousands)

Period from January 26, 2005 to August 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,555
Equity in losses of affiliates	735
Changes in operating assets and liabilities:
Trade receivables	26,056
Receivables - Affiliated Companies	(69,291)
Materials and supplies	282
Inventories	(85,303)
Exchange gas receivable	(9,003)
Price risk management assets and liabilities	(4,116)
Other current assets	(980)
Other noncurrent assets	(1,715)
Trade payables	27,012
Exchange gas payable	8,409
Deposits from customers	83,817
Accrued expenses	7,453
Other long-term liabilities	(2,355)

Net cash provided by operating activities	2,629

CASH FLOWS FROM INVESTING ACTIVITIES - Capital expenditures	(2,782)
CASH FLOWS FROM FINANCING ACTIVITIES	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(153)
CASH AND CASH EQUIVALENTS, beginning of period	191

CASH AND CASH EQUIVALENTS, end of period	$38

The accompanying notes are an integral part of these consolidated financial statements.

HPL Consolidation LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2005

(in thousands)

1. Organization

Business Operations – HPL Consolidation LP (the “Partnership” or “HPL”) is owned by La Grange Acquisition, LP (ETC OLP), which owns a 98% controlling interest, and American Electric Power Inc. (“AEP”), which owns a 2% limited partner interest. HPL was formed in November 2004 in connection with the acquisition of the Bammel storage field leased assets. HPL wholly owns HPL Storage GP, LLC (“HPL GP”), which owns the Bammel storage field assets and Houston Pipe Line Company LP (“HPC”). AEP acquired HPC from Enron Corporation on June 1, 2001. ETC purchased the 98% controlling interest of HPL from AEP on January 26, 2005 (see note 5). The transaction is accounted for as if it had occurred on January 31, 2005.

HPL is a fully integrated natural gas gathering, processing, storage, and transportation operation located in the state of Texas. HPL’s gathering and transportation assets include 4,200 miles of gas pipeline and the Bammel gas storage facility with approximately 130 billion cubic feet of capacity and is accounted for as one segment: transportation and storage. In addition to the pipelines and storage assets, HPL owns a 50% interest in Mid Texas Pipeline Company (“Mid Texas”). Mid Texas’ sole asset is a 139-mile pipeline in South Texas of which HPL is also the operator. Mid Texas is accounted for under the equity method of accounting. HPL is subject to certain regulations with regard to rates and other matters by the Texas Railroad Commission.

Consolidation Policy – The consolidated financial statements include the accounts of HPL and its wholly-owned and majority owned subsidiaries. All significant intercompany transactions are eliminated in preparing the accompanying consolidated financial statements. HPL also owns varying undivided interests in certain pipelines. Ownership of these pipelines has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other forms of entities. Each owner controls marketing and invoices separately, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, the Partnership applies proportionate consolidation for its interests in these accounts.

2. Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements reflect a new basis of accounting which results from the purchase method of accounting discussed in Note 5.

HPL was accounted for on a calendar year basis when owned by AEP and was changed to a fiscal year end of August 31 when purchased by ETC OLP.

The results of operations for the period from January 26, 2005 to August 31, 2005 should not be taken as indicative of the results to be expected for the full year, due to seasonality of portions of the natural gas business and maintenance activities. HPL expects margin to be higher during the periods from November through March of each year and lower during the periods from April through October of each year due to the increased demand for natural gas during cold weather. However, HPL can not assure that management’s expectations will be fully realized in the future and in what time period due to various factors including, weather, availability of natural gas in regions in which the Partnership operates, competitive factors in the energy industry, and other issues.

3. Summary of Significant Accounting Policies and Balance Sheet Detail

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the period from January 26, 2005 to August 31, 2005 represent the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations, commitments and contingencies. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. The Partnership considers cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Accounts Receivable

The Partnership deals with counterparties that are typically either investment grade or are otherwise secured with a letter of credit or other form of security (corporate guaranty prepayment or master set off agreement). Management reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counterparties. Management believes that the occurrence of bad debt is not significant; therefore, an allowance for doubtful accounts was not deemed necessary at August 31, 2005. Bad debt expense related to these receivables is recognized at the time an account is deemed uncollectible. There was no bad debt expense recorded during the period from January 26, 2005 to August 31, 2005.

The Partnership enters into netting arrangements with counterparties of derivative contracts to mitigate credit risk. Transactions are confirmed with each counterparty covered by a netting agreement and the net amount is settled when due. Amounts outstanding under these netting arrangements are presented on a net basis in the consolidated balance sheets.

Inventories

HPL’s inventories consist principally of natural gas held in storage, which is valued at the lower of cost or market utilizing the weighted-average cost method.

Exchanges

Exchanges consist of natural gas and NGL delivery imbalances with others. These amounts, which are valued at market prices, turn over regularly and are recorded as exchanges receivable or exchanges payable on the Partnership’s consolidated balance sheet. Management believes market value approximates cost.

Investments in Affiliates

The Partnership owns a 50% ownership interest in Mid Texas Pipeline Company (MidTexas) which owns a 129-mile transportation pipeline that connects various receipt points in south Texas to delivery points in the Katy Hub. This pipeline has a throughput capacity of 500 MMcf/d. The investment is accounted for using the equity method of accounting. The Partnership does not exercise management control over MidTexas, and, therefore the Partnership is precluded from consolidating the MidTexas financial statements with those of its own.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, the Partnership capitalizes certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the Partnership reduces the carrying amount of such assets to fair value. No impairment of long-lived assets was recorded during the period presented.

Components and useful lives of property, plant and equipment were as follows:

August 31, 2005
Land and improvements	$7,573
Buildings and improvements (10 to 30 years)	8,864
Pipelines and equipment (10 to 65 years)	687,910
Natural gas storage (40 years)	15,618
Vehicles (5 to 10 years)	1,235
Right of way (20 to 65 years)	4,806
Furniture and fixtures (3 to 10 years)	1,225
Linepack	12,299
Pad Gas	58,811
Other (5 to 10 years)	9,990

808,331
Less – Accumulated depreciation	(12,448)

795,883
Plus – Construction work-in-process	17,984

Property, plant and equipment, net	$813,867

Asset Retirement Obligation

The Partnership accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, (“SFAS 143”). SFAS No. 143 requires the Partnership to record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, an entity would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

The Partnership’s management has completed the assessment of SFAS 143, and has determined that the Partnership is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates, and the credit-adjusted risk-free interest rates. However, management is not able to reasonably determine the fair value of the asset retirement obligations as of August 31, 2005 because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods management can reasonably determine the settlement dates.

Non-current Assets

Included in non-current assets are intangibles consisting of customer relationships which are accounted for at fair value in connection with the acquisition of the Partnership by ETC OLP. Intangibles of $1,440, net of $280 in amortization, are being amortized on a straight-line basis over three years. Amortization expense of intangible assets was $280 for the period from January 26, 2005 to August 31, 2005. The estimated amortization expense is $480 for 2006; $480 for 2007; and $200 for 2008.

The Partnership reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of intangible assets is not recoverable, the Partnership reduces the carrying amount of such assets to fair value. No impairment of intangible assets has been recorded as of August 31, 2005.

Non-current assets also include the non-current portion of receivables not expected to be collected within a year.

Accrued Expenses

Accrued expenses consisted of the following:

August 31, 2005
Operating expenses	$7,316
Wages, payroll taxes and employee benefits	1,606
Taxes other than income	11,860
Pipeline integrity	2,316
Accrued capital costs	1,327
Other	1,496

Accrued expenses	$25,921

Fair Value

The carrying value of cash and cash equivalents, trade accounts receivable and accounts payable approximate their respective fair values due to their short maturities.

The derivative financial instruments are carried as fair value, which reflects the Partnership’s best estimate and is based upon exchange-traded prices, published market prices or over-the-counter market prices quotations.

Revenue Recognition

Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided, with the exception of certain physical forward gas purchase and sale contracts that are derivatives which are accounted for using fair value accounting.

HPL engages in wholesale natural gas marketing and risk management activities. Our activities include the purchase and sale of gas under forward contracts at fixed and variable prices and the buying and selling of financial gas contracts, which include exchange traded futures and options, and over-the-counter options and swaps.

Allocation of Income (Loss)

For purposes of maintaining partner capital accounts, the Partnership Agreement of HPL specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests (see Note 11).

Income Taxes

HPL Consolidation LP is a limited partnership. As a result, the Partnership’s earnings or losses for federal and state income tax purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership Agreement.

Accounting for Derivative Instruments and Hedging Activities

The Partnership applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) as amended. This statement requires that all derivatives be recognized in the balance sheet as either an asset or liability measured at fair value. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

The Partnership utilizes the formal risk management policy established by ETC OLP in which derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction. At inception of a hedge, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness. The Partnership also assesses, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows. Furthermore, management meets on a weekly basis to assess the creditworthiness of the derivative counterparties to manage against the risk of default. If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

The Partnership’s derivative activities associated with its operations are maintained by ETC OLP. ETC OLP enters into the hedging instrument with the counterparty and enters into an offsetting position with the Partnership to properly reflect those transactions on the books and records of HPL. The offsetting positions are reflected as Receivables from Affiliated Companies equal to the fair value of the associated price risk management assets and liabilities in the Consolidated Balance Sheet as of August 31, 2005 until the hedged item is settled. The fair value of price risk management assets and liabilities entered into by ETC OLP that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income (loss). For those instruments that do not qualify for hedge accounting, the change in market value is recorded as cost of products sold in the consolidated income statement. The effective portion of the hedge gain or loss is initially reported as a component of Other Comprehensive Income and when the hedged physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in earnings in the consolidated income statement. The ineffective portion of the gain or loss is reported immediately in cost of products sold in the consolidated income statement. As of August 31, 2005, these hedging instruments had a net fair value of $(100,164), which was included in Receivables from Affiliated Companies on the Consolidated Balance Sheet. See the table in Note 10 for a detail of these hedging instruments. The Partnership reclassified into cost of sales losses of $12,785 for the period ended August 31, 2005, related to the commodity financial instruments, that were previously reported in accumulated other comprehensive income (loss). The amount of hedge ineffectiveness recognized in income by HPL was a loss of $17,464. The Partnership expects losses of $83,288 to be reclassified into earnings over the next twelve months related to losses currently reported in Other Comprehensive Income. The majority of the Partnership’s derivatives are expected to settle within the next three years.

In the course of normal operations, the Partnership routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using traditional accrual accounting. In connection with the HPL acquisition, the Partnership acquired certain physical forward contracts that contain embedded options. These contracts have not been designated as normal purchases and sales contracts, and therefore, are marked to market in addition to the financial options that offset them. The net fair value of the embedded derivatives as of August 31, 2005 was a liability of $78,942, and the Black Scholes valuation model was used to estimate the value of these embedded derivatives.

The market prices used to value the financial derivative transactions reflect management’s estimates considering various factors including closing exchange and over-the-counter quotations, and the time value of the underlying commitments.

4. New Accounting Pronouncements

FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). In March 2005, the Financial Accounting Standards Board (FASB) published FIN 47, which requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. These conditional obligations were not addressed by SFAS 143. FIN 47 will require the Partnership to accrue a liability when a range of scenarios can be determined. Management intends to adopt FIN 47 no later than the end of the fiscal year ending August 31, 2006, and has not yet determined the impact, if any, that this pronouncement will have on the Partnership’s financial statements.

SFAS No. 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29 (“SFAS 153”). In December 2004, the FASB issued SFAS 153, which amends APB Opinion No. 29 by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS 153 also eliminates APB 29’s concept of culmination of an earnings process. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. Management has determined that the adoption of SFAS 153, on September 1, 2005, will not have a material impact on the Partnership’s consolidated results of operations, cash flows or financial position.

EITF Issue No.04-1 Accounting for Preexisting Relationships between the Parties to a Business Combination (“EITF 04-1”). EITF 04-1 requires that pre-existing contractual relationships between two parties involved in a business combination be evaluated to determine if a settlement of the pre-existing contracts is required separately from the accounting for the business combination. This consensus is effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. The Partnership adopted EITF 04-1 during the quarter ended February 28, 2005, without a material effect on its financial position, results of operations and cash flows.

5. Change in Ownership

In January 2005, ETC OLP acquired the controlling interests in HPL from American Electric Power Corporation (“AEP”) for approximately $825,000 subject to working capital adjustments. The acquisition was financed by Energy Transfer Partners, LP (ETP), ETC OLP’s parent company, through a combination of borrowings under its current credit facilities and a private placement of $350,000 of ETP’s Common Units with institutional investors. In addition, the Partnership acquired working inventory of natural gas stored in the Bammel storage facility and financed it through a short-term borrowing from an affiliate. The total purchase price of $1,319,912 which included $1,039,521 of cash paid, net of cash acquired and liabilities assumed of $329,533, including $800 in estimated acquisition costs, was allocated to the assets acquired and liabilities assumed. Under the terms of the transaction, the Partnership acquired all but a 2% limited partner interest in HPL.

The transaction was accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS 141, which requires the purchase price to be allocated based on the estimated fair value of the individual assets acquired and the liabilities assumed at the date of the respective acquisition. The results of operations are included in the Consolidated Income Statement from the date of the acquisition. The purchase price allocation related to the assets acquired and liabilities assumed was as follows (excludes the minority interest related to the 2% limited partner interests retained by AEP):

Cash and equivalents	$191
Accounts receivable	321,214
Inventory	132,095
Other current assets	8,672
Investments in unconsolidated affiliate	32,940
Price risk management assets	30,300
Property, plant, and equipment	823,360
Intangibles	1,440

Total assets acquired	1,350,212

Accounts payable	(253,784)
Accrued expenses	(18,344)
Other current liabilities	(11,829)
Other liabilities	(15,276)
Price risk management liabilities	30,300

Total liabilities assumed	(329,533)

Net assets acquired	$1,020,679

The purchase price of HPL has been allocated using the acquisition methodology used by ETC OLP when evaluating potential acquisitions. The purchase price will be assigned primarily to depreciable fixed assets or amortizable intangible assets as opposed to goodwill. The Partnership has engaged an appraisal firm to perform the asset appraisal in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may differ from the preliminary allocation. To the extent that the final allocation will result in goodwill, this amount would not be subject to amortization, but would be subject to an annual impairment test and if necessary, written down to a lower fair value should circumstances warrant.

During the 2005 period the Partnership completed a verification of the working gas inventory contained in the storage facilities of HPL and has adjusted the preliminary allocations of the purchase prices to reflect the verified amounts. The Partnership has also adjusted the preliminary allocations to reflect working capital settlement with AEP occurring in the fourth fiscal quarter of 2005. On November 10, 2005, ETP reached a settlement agreement with AEP related to the inventory and working capital matters, and the terms of the agreement were not material in relation to the Partnership’s financial position, results of operations or cash flows. Further adjustments may be necessary to reflect the final purchase price allocation which will be based in part, on the independent appraisal.

6. Retirement Benefits

The Partnership participates in the ETC OLP sponsored defined contribution profit sharing and 401(k) savings plan, which covers virtually all employees subject to service period requirements. Profit sharing contributions are made to the plan at the discretion of the Board of Directors of ETP’s General Partner and are allocated to eligible employees as of the last day of the plan year. Employer matching contributions are calculated using a discretionary formula based on employee contributions. The Partnership made matching contributions of $252 to the 401(k) savings plan for the period from January 26, 2005 to August 31, 2005.

7. Related Party Transactions

ETC OLP provides certain managerial, treasury, general and administrative services to HPL. The costs of these services are billed to HPL based on management’s estimate of HPL’s usage of the services. For the period from January 26, 2005 to August 31, 2005, HPL recognized costs of $3,105 for these services which are included in general and administrative expenses in the Consolidated Income Statement.

HPL purchases and sells gas and enters into financial hedge transactions with ETC OLP. These transactions are conducted at market prices and settlements are handled according to standard industry practices.

8. Major Customers and Suppliers

The Partnership had gross sales as a percentage of total revenues to nonaffiliated major customers as follows:

From January 26, 2005 to August 31, 2005
Exxon Mobil	12.77%
Centerpoint Energy	12.06%

The Partnership’s natural gas operations have a concentration of customers in natural gas transmission, distribution and marketing, as well as industrial end-users while its NGL operations have a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact the Partnership’s overall exposure to credit risk, either positively or negatively.

These concentrations of suppliers may impact the Partnership’s overall operations, either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable the Partnership to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of our existing sources. Although no assurances can be given that supplies of natural gas will be readily available in the future, we expect a sufficient supply to continue to be available.

9. Commitments and Contingencies

Commitments

Certain property and equipment is leased under noncancelable leases, which require fixed monthly rental payments and expire at various dates through 2020. Rental expense under these leases totaled approximately $938 from January 26, 2005 to August 31, 2005, and has been included in operating expenses in the accompanying statements of operations. Fiscal year future minimum lease commitments for such leases are $996 in 2006; $375 in 2007; $13 in 2008; $13 in 2009; $2 in 2010 and $41 thereafter.

The Partnership has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery of up to 8.0 MMBtu/d. Long-term contracts require delivery of up to 10.30 MMBtu/d. The long-term contracts run through October 2012.

In connection with the HPL ownership change in January 2005, the Partnership acquired a sales agreement whereby the Partnership is committed to sell minimum amounts of gas ranging from 20 MMBtu/d to 50 MMBtu/d to a single customer. Future annual minimum sale volumes remaining under the agreement are approximately 9.9 billion Btu and 6.9 billion Btu for the years ended August 31, 2006, and 2007, respectively. The Partnership also assumed a contract with a service provider which obligates HPL to obtain certain compressor, measurement and other services through 2007 with monthly payments of approximately $1,700.

The Partnership in the normal course of business, purchases, processes and sells natural gas pursuant to long-term contracts. Such contracts contain terms that are customary in the industry. The Partnership believes that such terms are commercially reasonable and will not have a material adverse effect on the Partnership’s financial position or results of operations.

ETC OLP and its designated subsidiaries, which includes HPL, act as the guarantor of the debt obligations for the ETP 2015 Registered Notes issued on January 18, 2005, the 2012 Registered Notes issued on July 29, 2005 and the ETP Revolver. If ETP were to default, ETC OLP and the other guarantors, including HPL, would be responsible for full repayment of those obligations. The ETP Senior Notes have equal rights to holders of our other current and future unsecured debt. The outstanding debt covered by this guaranty as of August 31, 2005 was $1,359,732.

Litigation

The Partnership may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business. In addition, management is not aware of any material legal or governmental proceedings currently existing or contemplated to be brought, under the various environmental protection statutes to which it is subject.

At the time of the HPL acquisition, the HPL Entities, their parent companies and AEP, were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage facility (Cushion Gas). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory. The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters.

The Partnership or its subsidiaries is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against ETP. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts, which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Partnership. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, HPL accrues the related deductible. As of August 31, 2005, no accrual related to insurance was recorded as accrued and other current liabilities on the Partnership’s consolidated balance sheet.

Environmental

The Partnership’s operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although HPL believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

HPL has eleven sites under environmental remediation as of August 31, 2005. Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Partnership’s liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. The Partnership has accounted for the environmental liabilities in accordance with Statement of Position 96-1.

Environmental Remediation Liabilities. As of August 31, 2005, an accrual of $870, was recorded in the Partnership’s balance sheets to cover material environmental liabilities, including certain matters assumed in connection with the HPL acquisition.

10. Price Risk Management Assets and Liabilities

Commodity Price Risk

The following table details the outstanding derivatives as of August 31, 2005 entered into by ETC OLP which are related to the Partnership’s operations and are accounted for in Receivables from Affiliated Companies:

August 31, 2005	Commodity	Notional Volume MMBTU	Maturity	Fair Value

Mark to Market Derivatives
Basis Swaps	Gas	(20,130,777)	2005	5,829
Basis Swaps	Gas	(23,842,347)	2006	7,392
Basis Swaps	Gas	(2,043,000)	2007	584

				13,805

Swing Swaps	Gas	(13,141,504)	2005	(5,838)
Swing Swaps	Gas	(12,670,000)	2006	193

				(5,645)

Fixed Swaps/Futures	Gas	2,577,500	2005	(5,331)
Fixed Swaps/Futures	Gas	190,000	2006	1,170

				(4,161)

Options	Gas	416,000	2005	17,552
Options	Gas	(730,000)	2006	46,951
Options	Gas	(730,000)	2007	15,772
Options	Gas	(732,000)	2008	(1,334)

				78,941

Hedging Derivatives

Basis Swaps	Gas	(5,735,000)	2005	2,563

Fixed Swaps/Futures	Gas	(28,312,500)	2005	(108,078)
Fixed Swaps/Futures	Gas	(12,912,500)	2006	(31,104)

				(139,182)

Fixed Index Swaps	Gas	2,640,000	2005	15,628
Fixed Index Swaps	Gas	3,270,000	2006	20,827

				36,455

Estimated fair values of price risk management assets and liabilities related to the Partnership’s gas marketing activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. The Partnership attempts to maintain balanced positions to protect itself from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, will provide the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, will be offset with financial contracts to balance the Partnership’s positions.

The following represents loss on derivative activity for the periods presented:

From January 26, 2005 to August 31, 2005

Unrealized loss recognized in cost of products sold related to Partnership’s derivative activity	$13,107

Realized loss included in cost of products sold	7,410

11. Partners’ Capital

ETC OLP owns the 1% general partner and a 97% limited partner interest in HPL. AEP holds a 2% limited partner interest. Limited partner interests in the Partnership entitle the holders thereof to the rights and privileges specified in the Partnership Agreement. Income and loss is generally allocated among the partners in accordance with their percentage interests.

12. Subsequent Events (unaudited)

On November 10, 2005, ETC OLP purchased the 2% limited partner interest in HPL, which it did not already own, from AEP for $16,560 in cash. As a result, HPL became a wholly owned subsidiary of ETC OLP. ETC OLP also reached a settlement agreement with AEP related to the inventory and working capital matters associated with the HPL acquisition discussed in Note 5. The terms of the agreement were not material in relation to the Partnership’s financial position, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm

To the Partners

HPL Consolidation LP

We have audited the consolidated statements of operations, partners’ capital, and cash flows of HPL Consolidation LP and subsidiaries for the period from January 1, 2005 to January 25, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, partners’ capital, and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of HPL Consolidation LP and subsidiaries for the period from January 1, 2005 to January 25, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas
December 6, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of

HPL Consolidation LP:

We have audited the accompanying consolidated balance sheets of HPL Consolidation LP (“the Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HPL Consolidation LP as of December 31, 2004, and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas
March 15, 2005

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003	2002
Operating Revenues	$305,552	$3,069,160	$3,006,444	$2,123,180
Operating Revenues - Affiliated	55,155	862,277	899,233	573,960

Total Operating Revenues	360,707	3,931,437	3,905,677	2,697,140

Operating Expenses
Gas Purchases	310,213	3,004,001	3,340,656	2,149,615
Gas Purchases - Affiliated	20,647	760,294	464,463	388,193
Operation and Maintenance	4,344	58,960	56,508	48,868
Administrative and General	1,118	17,229	15,255	17,520
Asset Impairment	—	—	300,000	—
Parent Company Managerial and Professional	607	5,512	4,991	5,372
Depreciation and Amortization	1,171	10,655	15,149	13,246
Taxes Other Than Income Taxes	1,273	13,275	8,838	11,705

Total Operating Expenses	339,373	3,869,926	4,205,860	2,634,519

Operating Income (Loss)	21,334	61,511	(300,183)	62,621

Equity Loss of Nonconsolidated Subsidiary	(95)	(683)	(668)	(249)
Interest Income	—	408	—	—
Interest Income - Affiliated	95	2,294	2,542	4,874
Interest Expense	—	(36)	(70)	(723)
Interest Expense - Affiliated	(447)	(227)	—	—
Nonoperating Gain	111	3,453	213	538

Income (Loss) Before Income Taxes	20,998	66,720	(298,166)	67,061

Income Tax Expense (Credit)	7,477	22,694	(81,595)	23,604

Net Income (Loss)	$13,521	$44,026	$(216,571)	$43,457

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,
	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$220	$2,891
Advances to Affiliates	—	93,868
Accounts Receivable:
Trade Receivables	281,338	298,546
Allowance for Uncollectible Accounts	(1,348)	(1,409)
Affiliated Companies	34,091	39,450
Gas Inventory	221,075	3,095
Materials and Supplies	1,573	1,550
Exchange Gas Receivables	10,452	9,222
Price-Risk Management Assets	22,777	36,462
Price-Risk Management Assets – Affiliated	70,981	7,378
Other	730	824

TOTAL CURRENT ASSETS	641,889	491,877

PROPERTY, PLANT AND EQUIPMENT, net	399,649	280,989

OTHER NONCURRENT ASSETS	1,846	2,349

EQUITY INVESTMENT – NONCONSOLIDATED SUBSIDIARY	33,035	33,718

LONG-TERM – PRICE-RISK MANAGEMENT ASSETS	18,009	17,770

LONG-TERM – PRICE-RISK MANAGEMENT ASSETS - AFFILIATED	6,040	9,571

DEFERRED INCOME TAX	98,400	122,164

TOTAL ASSETS	$1,198,868	$958,438

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND PARTNERS’ CAPITAL

(in thousands)

	December 31,
	2004	2003
CURRENT LIABILITIES:
Advances From Affiliates	$209,992	$—
Accounts Payable – Trade	172,948	263,864
Accounts Payable – Affiliated Companies	86,636	47,405
Taxes Accrued	32,017	1,981
Exchange Gas Payable	12,747	11,994
Price-Risk Management Liabilities	21,474	25,715
Other	21,927	18,585

TOTAL CURRENT LIABILITIES	557,741	369,544

NONCURRENT LIABILITIES	12,104	18,855

LONG-TERM PRICE-RISK MANAGEMENT LIABILITIES	24,227	12,971

PARTNERS’ CAPITAL
Paid-in Capital	740,485	772,747
Accumulated Other Comprehensive Income (Loss)	35,683	(281)
Accumulated Deficit	(171,372)	(215,398)

TOTAL PARTNERS’ CAPITAL	604,796	557,068

TOTAL PARTNERS’ CAPITAL AND LIABILITIES	$1,198,868	$958,438

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003	2002
OPERATING ACTIVITIES:
Net Income (Loss)	$13,521	$44,026	$(216,571)	$43,457
Adjustments for Noncash Items:
Impairment of Long-Lived Assets	—	—	300,000	—
Depreciation and Amortization	1,171	10,655	15,149	13,246
Deferred Income Taxes	3,075	4,398	(81,111)	2,319
Fair Value of Price Risk Management Contracts	41,325	(3,647)	7,093	4,942
Changes in Certain Current Items:
Accounts Receivable	30,814	17,147	(36,087)	(114,765)
Accounts Receivable-Affiliated Companies	(43,695)	5,359	47,954	304,030
Gas Inventory, Materials and Supplies	66,802	(218,003)	(2,201)	(263)
Accrued Taxes	(6,399)	30,036	(12,636)	(1,663)
Accounts Payable	7,975	(90,916)	29,395	116,899
Accounts Payable - Affiliated Companies	(65,934)	39,231	(89,066)	(86,713)
Exchange Gas Payable (net)	(600)	(477)	(881)	(7,335)
Other (net)	(10,569)	19,012	(10,015)	2,032

Net Cash Flows From (Used For) Operating Activities	37,486	(143,179)	(48,977)	276,186

INVESTING ACTIVITIES:
Gross Property Additions	(1,516)	(16,788)	(25,427)	(17,118)
Acquistion of Bammel	—	(115,000)	—	—
Other	99	699	4,138	—

Net Cash Used For Investing Activities	(1,417)	(131,089)	(21,289)	(17,118)

FINANCING ACTIVITIES:
Capital Contribution	196,817	115,000	26,160	—
Return of Capital to Parent	—	(147,262)	—	(100,000)
Change in Advances from/to Affiliates (net)	(232,896)	303,859	59,697	(123,267)
Dividend Paid to Parent	—	—	(12,700)	(38,000)

Net Cash From (Used For) Financing Activities	(36,079)	271,597	73,157	(261,267)

NET INCREASE (DECREASE) IN CASH	(10)	(2,671)	2,891	(2,199)
CASH AT BEGINNING OF PERIOD	220	2,891	—	2,199

CASH AT END OF PERIOD	$210	$220	$2,891	$—

SUPPLEMENTAL DISCLOSURE:

Cash paid for interest, net of capitalized amounts was $0 in January 2005 and in 2004 and was $70 and $788 in 2003 and 2002. Cash paid to (refunds received from) Parent for income taxes was $0 in January 2005 and was $(9,537), $12,546 and $20,342 in 2004, 2003, and 2002. See Note 9 for noncash investing activities.

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Accumulated Other Comprehensive Income (Loss)	Other Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
December 31, 2001	$—	$846,587	$8,416	$855,003

Dividends Paid to Parent			(38,000)	(38,000)
Return of Capital to Parent		(100,000)		(100,000)

TOTAL				717,003

COMPREHENSIVE INCOME (LOSS)
NET INCOME			43,457	43,457

TOTAL COMPREHENSIVE INCOME				43,457

December 31, 2002	—	746,587	13,873	760,460
Dividends Paid to Parent			(12,700)	(12,700)
Capital Contributions from Parent		26,160		26,160

TOTAL				773,920

COMPREHENSIVE INCOME (LOSS)
Other Comprehensive Income (Loss),
Cash Flow Hedges, net of $(151) Tax	(281)			(281)
NET LOSS			(216,571)	(216,571)

TOTAL COMPREHENSIVE LOSS				(216,852)

December 31, 2003	(281)	772,747	(215,398)	557,068
Capital Contributions from Parent		115,000		115,000
Return of Capital to Parent		(147,262)		(147,262)

TOTAL				524,806

COMPREHENSIVE INCOME (LOSS)
Other Comprehensive Income (Loss),
Cash Flow Hedges, net of $19,365 Tax	35,964			35,964
NET INCOME			44,026	44,026

TOTAL COMPREHENSIVE INCOME				79,990

December 31, 2004	35,683	740,485	(171,372)	604,796
Capital Contributions from Parent		196,817		196,817

TOTAL				801,613

COMPREHENSIVE INCOME (LOSS)
Other Comprehensive Income (Loss),
Cash Flow Hedges	(18,582)			(18,582)
NET INCOME			13,521	13,521

TOTAL COMPREHENSIVE LOSS				(5,061)

January 25, 2005	$17,101	$937,302	$(157,851)	$796,552

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

Business Operations – HPL Consolidation LP (“We”, “Us”, or “HPL”) was a wholly owned subsidiary of American Electric Power Inc. (“AEP”). HPL was formed in November 2004 in connection with the acquisition of the Bammel storage field leased assets as further described in Note 3. HPL wholly owns the newly formed subsidiary HPL Storage GP, LLC (“HPL GP”), which owns the Bammel storage field assets and Houston Pipe Line Company LP (“HPC”). AEP acquired HPC from Enron Corporation on June 1, 2001. HPL is a fully integrated natural gas gathering, processing, storage, and transportation operation located in the state of Texas. HPL’s gathering and transportation assets include 4,200 miles of gas pipeline and the Bammel gas storage facility with approximately 130 billion cubic feet of capacity. In addition to the pipelines and storage assets, HPL owns a 50% interest in Mid Texas Pipeline Company (“Mid Texas”). Mid Texas’ sole asset is a 139-mile pipeline in South Texas of which HPL is also the operator. Mid Texas is accounted for under the equity method of accounting. HPL is subject to certain regulation with regard to rates and other matters by the Texas Railroad Commission. The formation of HPL and the transfer of ownership of HPC and HPL GP from other AEP subsidiaries to HPL were treated as a reorganization of entities under common control similar to a pooling of interest. Accordingly, the income and expense of HPC for all periods are included in the accompanying financial statements.

On January 26, 2005, AEP sold a 98% controlling interest in us to LaGrange Acquisition, LP (“ETC OLP”), approximately 30 Bcf of working gas and working capital for approximately $1 billion, subject to a working capital and an inventory true-up adjustment. AEP retained a 2% ownership interest in us and provided certain transitional administrative services to ETC OLP. AEP provided an indemnity in an amount up to the purchase price to ETC OLP for damages, if any, arising from litigation with Bank of America (“BOA” or “BofA”) and certain other litigation. (See Note 3). On November 10, 2005, AEP sold their remaining 2% ownership interest in us to ETC OLP. (See Note 13). The transaction is accounted for as if it occurred on January 31, 2005.

Consolidation Policy – The consolidated financial statements include the accounts of HPL and its subsidiaries. All intercompany transactions are eliminated.

Summary of Significant Accounting Policies

Use of Estimates – The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America necessarily includes the use of estimates and assumptions by management. Actual results could differ from those estimates.

Property, Plant and Equipment – Property, plant and equipment are stated at their fair market value at the date of acquisition plus the original cost of property acquired or constructed since acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts are deducted from accumulated depreciation, net of salvage. The costs of labor, materials and overhead incurred to operate and maintain plant and equipment are included in operating expenses. Assets are tested for impairment as required under Statement of Financial Accounting Standards (“SFAS”) No. 144 (See Note 2).

Interest Capitalization – Interest is capitalized during construction in accordance with SFAS 34, “Capitalization of Interest Costs.” The amount of interest capitalized was not material for the period from January 1, 2005 to January 25, 2005 or for the years ended December 31, 2004, 2003 and 2002.

Depreciation and Amortization – Depreciation of plant and equipment is provided on a straight-line basis over their estimated useful lives and is calculated largely through the use of annual composite rates by functional class. The components and useful lives of property, plant, and equipment were as follows (in thousands):

	December 31, 2004	December 31, 2003
Land and Improvements	$2,295	$2,267
Buildings and Improvements (3 to 33 Years)	6,898	6,447
Pipelines and Equipment (19 to 50 Years)	264,282	257,374
Natural Gas Storage Facilities (30 to 35 Years)	104,180	2,817
Tanks and Other Equipment (15 to 36 Years)	8,530	7,851
Vehicles (4 Years)	390	533
Right of Way (30 Years)	1,778	1,831
Furniture and Fixtures (7 to 35 Years)	1,128	1,107
Linepack	3,690	3,690
Pad Gas	20,519	8,630
Other (3 to 12 Years)	6,931	6,484

	420,621	299,031
Less – Accumulated Depreciation	(41,381)	(32,491)

	379,240	266,540
Plus – Construction work-in-process	20,409	14,449

Property, Plant and Equipment, Net	$399,649	$280,989

Valuation of Non-Derivative Financial Instruments – The book values of Cash and Cash Equivalents, Accounts Receivable, Short-term Debt and Accounts Payable approximate fair value because of the short-term maturity of these instruments.

Cash and Cash Equivalents – Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Inventory – Inventories consist of natural gas in storage and in pipelines. During the year ended December 31, 2004, we purchased 45.4 Bcf ($228.2 million) of gas from AEP, which was being stored in the Bammel gas storage field. The gas inventory required to maintain company owned storage facility and pipeline minimum pressures is capitalized and classified as Property, Plant and Equipment. Gas inventory quantities in excess of the minimums, and gas held in third party facilities are carried at the lower of cost or market, utilizing the weighted average cost flow method.

Accounts Receivable – Customer accounts receivable primarily includes receivables from wholesale and retail gas customers, receivables from gas contract counterparties related to our risk management activities and customer receivables primarily related to other revenue-generating activities.

Materials and Supplies – Materials and Supplies inventories are carried at weighted average cost.

Exchange Gas Receivables and Payables – Exchange imbalance receivables from customers are valued at the lower of cost or market. Exchange imbalance payables to customers are valued at the higher of cost or market.

Revenue Recognition

Domestic Gas Pipeline and Storage Activities

Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided, with the exception of certain physical forward gas purchase and sale contracts that are derivatives and that are accounted for using fair value accounting.

Marketing and Risk Management Activities

We engage in wholesale natural gas marketing and risk management activities. Effective in October 2002, these activities were focused on wholesale markets where we own assets. Our activities include the purchase and sale of gas under forward contracts at fixed and variable prices and the buying and selling of financial gas contracts, which include exchange traded futures and options, and over-the-counter options and swaps.

Accounting for Derivative Instruments

We use the fair value method of accounting for derivative contracts in accordance with SFAS 133. Unrealized gains and losses prior to settlement, resulting from revaluation of these contracts to fair value during the period, are recognized currently. When the derivative contracts are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed.

Certain derivative instruments are designated as a hedge of a forecasted transaction or future cash flow (cash flow hedge). For derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of Accumulated Other Comprehensive Income and subsequently reclassified into Revenues in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is recognized in Revenues in the Consolidated Statement of Operations immediately. For the period from January 1, 2005 to January 25, 2005 and the year ended 2004, we classified immaterial amounts into earnings as a result of hedge ineffectiveness related to our cash flow hedging strategies.

The fair values of derivative instruments accounted for using fair value accounting or hedge accounting are based on exchange prices and broker quotes, when available. If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes and supply and demand market data and assumptions. The fair values determined are reduced by the appropriate valuation adjustments for items such as discounting, liquidity and credit quality. Credit risk is the risk that the counterparty to the contract will fail to perform or fail to pay amounts due. Liquidity risk represents the risk that imperfections in the market will cause the price to be less than or more than what the price should be based purely on supply and demand. There are inherent risks related to the underlying assumptions in models used to fair value open long-term risk management contracts. We have independent controls to evaluate the reasonableness of our valuation models. However, gas markets are imperfect and volatile. Unforeseen events can and will cause reasonable price curves to differ from actual prices throughout a contract’s term and at the time a contract settles. Therefore, there could be significant adverse or favorable effects on future results of operations and cash flows if market prices are not consistent with our approach at estimating current market consensus for forward prices in the current period. This is particularly true for long-term contracts.

We recognize all derivative instruments at fair value in our Consolidated Balance Sheets as either “Price Risk Management Assets” or “Price Risk Management Liabilities” unless we have elected to treat the contracts as normal purchases or normal sales in accordance with the provisions of SFAS 133. Unrealized and realized gains and losses on all derivative instruments are ultimately included in Operating Revenues in the Consolidated Statement of Operations on a net basis, with the exception of physically settled purchases of natural gas. The unrealized and realized gains and losses on these purchases are presented as Gas Purchases in the Consolidated Statements of Operations.

Material Contract Obligations not Reflected at Fair Value - HPL has entered into a number of contracts for services and gas purchase and sale contracts that are not reflected in the financial statements at fair value. The service contracts include the provision of storage, transportation, or gas processing services to customers for periods ranging from one month to three years. These transactions are recorded and reflected in revenues in the period in which the service is provided. Similarly, the subsidiaries Houston Pipe Line Company LP and AEP Gas Marketing, LP have contracts, generally with a term of one year or less, to purchase transportation services on third party pipelines. These costs are recorded and reflected in gas purchases in the period in which the service is utilized. A number of HPL’s gas purchase and sale contracts, which are generally for terms less than three years, primarily include purchases and sales of non-firm quantities of gas, which do not qualify for fair value accounting under SFAS 133, or contracts that are considered derivatives but are not fair valued as permitted by the normal purchase and sale exemption under SFAS 133. These transactions are recorded and reflected in revenues or cost of sales in the period in which the gas is delivered or received.

Maintenance Costs – Maintenance costs are expensed as incurred.

Nonoperating Gain – Nonoperating Gain includes gains on dispositions of property, and various other non-operating and miscellaneous income.

Income Taxes – For U.S. federal income tax purposes, we are considered a partnership. Therefore, we are not separately subject to U.S. federal tax on income, but are taxed in combination with AEP’s items of income and expense. Our subsidiaries are also generally partnerships not subject to U.S. federal income tax. We are party to a tax sharing agreement with AEP. The terms of the agreement require us to make payment to or receive refunds from AEP for taxes that are attributable to our operations, or any of our subsidiaries’ operations. We follow the liability method of accounting for income taxes. Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities, which will result in a future tax consequence. (See Note 8).

Excise Taxes – As an agent for a state or local government, we collect from customers certain excise taxes levied by the state or local government upon the customer. We do not recognize these taxes as revenue or expense.

Goodwill and Intangible Assets – When we acquire businesses we record the fair value of any acquired goodwill and other intangible assets. Purchased goodwill and intangible assets with indefinite lives are not amortized. We test acquired goodwill and other intangible assets with indefinite lives for impairment at least annually. Intangible assets with finite lives are amortized over their respective estimated lives to their residual values.

The policies described above became effective with our adoption of a new accounting standard for goodwill (SFAS 142). For all business combinations with an acquisition date before July 1, 2001, we amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with an acquisition date before July 1, 2001 was amortized on a straight-line basis generally over 40 years. Intangible assets with finite lives continue to be amortized over their respective estimated lives generally over 7 years.

The balance in Goodwill was $0 December 31, 2004 and 2003. (See Note 5).

Acquired intangible assets subject to amortization include acquired miscellaneous intangibles with a gross carrying amount of $2.7 million at December 31, 2004 and $2.4 million at December 31, 2003. Accumulated Amortization was $1.2 million and $.9 million as of December 31, 2004 and 2003. Amortization Expense was $.1 million for the period from January 1, 2005 to January 25, 2005 and $.3 million in each of the years ended December 31, 2004, 2003, and 2002. Estimated annual amortization expense is $.3 million for each of the years ended December 31, 2005, 2006, 2007, 2008, and 2009.

Comprehensive Income (Loss) - Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income.

Reclassification – Certain prior year financial statement items have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net income.

2. New Accounting Pronouncements

SFAS 143 “Accounting for Asset Retirement Obligations”

In implementing SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003, which requires entities to record a liability at fair value for any legal obligations for asset retirements in the period incurred, we have identified, but not recognized, asset retirement obligation liabilities related to gas pipeline assets, as a result of certain easements on property on which we have assets. Generally, such easements are perpetual and require only the retirement and removal of our assets upon the cessation of the property’s use. The retirement obligation cannot be estimated for such easements since we plan to use our facilities indefinitely. The retirement obligation would only be recognized if and when we abandon or cease the use of specific easements.

SFAS 144 “Accounting for the Impairment or Disposal of Long-lived Assets”

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets” which sets forth the accounting to recognize and measure an impairment loss. This standard replaced SFAS 121, “Accounting for Long-lived Assets and for Long-lived Assets to be Disposed Of.” We adopted SFAS 144 effective January 1, 2002. See Note 5 for discussion of impairments recognized in 2003.

SFAS 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”

On April 30, 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends SFAS 133 to clarify the definition of a derivative and the requirements for contracts to qualify for the normal purchase and sale exemption. SFAS 149 also amends certain other existing pronouncements. Effective July 1, 2003, we implemented SFAS 149 and the effect was not material to our results of operations, cash flows or financial condition.

FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

In November 2002, the FASB issued FIN 45 which clarifies the accounting to recognize liabilities related to issuing a guarantee, as well as additional disclosures of guarantees. We implemented FIN 45 as of January 1, 2003, and the effect was not material to our results of operations, cash flows or financial condition. There are no guarantees which require disclosure in accordance with FIN 45.

EITF 03-11 “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not “Held for Trading Purposes” as Defined in Issue No. 02-3”

In July 2003, the EITF reached consensus on Issue No. 03-11. The consensus states that realized gains and losses on derivative contracts not “held for trading purposes” should be reported either on a net or gross basis based on the relevant facts and circumstances. Reclassification of prior year amounts was not required. The adoption of EITF 03-11 did not have a material impact on our results of operations, financial position or cash flows.

Future Accounting Changes

The FASB’s standard-setting process is ongoing. Until new standards have been finalized and issued by FASB, we cannot determine the impact on the reporting of our operations that may result from any such future changes.

3. Commitments and Contingencies

Commitments

HPL enters into contracts as part of their normal business activities. Most long-term contracts for purchase or sale of gas have pricing provisions referencing recognized market indexes. These contracts have force majeure provisions that would release HPL Companies from their obligation under certain conditions.

HPL’s long-term contracts for transportation, exchange, and processing of natural gas have varying term provisions, with some terms extending out until the year 2013. The majority of the contracts contain evergreen provisions, and many are currently already in their evergreen period. The contracts provide for periodic price adjustments and contain various clauses that would release HPL from their obligation under certain force majeure conditions.

HPL has contracted to sell certain quantities of processed gas liquids under long-term agreements providing for market-based rates in some instances through the year 2006. HPL could be released from their obligation under certain force majeure conditions.

Enron Bankruptcy

In 2002, certain subsidiaries of AEP, including HPC, filed claims against Enron and its subsidiaries in the bankruptcy proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron’s bankruptcy, certain subsidiaries of AEP had open trading contracts and trading accounts receivables and payables with Enron. In addition, on June 1, 2001, AEP purchased HPC from Enron. Various HPL-related contingencies and indemnities from Enron remained unsettled at the date of Enron’s bankruptcy.

Enron Bankruptcy – Bammel storage facility and HPL indemnification matters – In connection with the 2001 acquisition of HPC, AEP Energy Services Gas Holding Company (“AEPESGH”) entered into a prepaid arrangement under which AEP acquired exclusive rights to use and operate the underground Bammel gas storage facility and appurtenant pipeline pursuant to an agreement with BAM Lease Company. This exclusive right to use the referenced facility is for a term of 30 years, with a renewal right for another 20 years.

In January 2004, AEP filed an amended lawsuit against Enron and its subsidiaries in the U.S. Bankruptcy Court claiming that Enron did not have the right to reject the Bammel storage facility agreement or the cushion gas use agreement, described below. In April 2004, AEP and Enron entered into a settlement agreement under which AEP acquired title to the Bammel gas storage facility and related pipeline and compressor assets, plus 10.5 billion cubic feet (BCF) of natural gas currently used as cushion gas for $115 million, which increased HPL’s property, plant and equipment account, of which $11.9 million was allocated to Pad Gas and the remainder to Natural Gas Storage Facilities. AEP and Enron agreed to release each other from all claims associated with the Bammel facility, including AEPESGH’s indemnity claims. The settlement received Bankruptcy Court approval in September 2004 and closed in November 2004. The parties’ respective trading claims and BOA’s purported lien on approximately 55 BCF of natural gas in the Bammel storage reservoir (as described below) are not covered by the settlement agreement.

Enron Bankruptcy – Right to use of cushion gas agreements – In connection with the 2001 acquisition of HPC, AEPESGH also entered into an agreement with BAM Lease Company, which grants HPL the exclusive right to use approximately 65 BCF of cushion gas (including the 10.5 BCF described in the preceding paragraph) required for the normal operation of the Bammel gas storage facility. At the time of the acquisition of HPC, BOA and certain other banks (the BOA Syndicate) and Enron entered into an agreement granting HPL the exclusive use of 65 BCF of cushion gas. Also at the time of the acquisition, Enron and the BOA Syndicate also released HPL from all prior and future liabilities and obligations in connection with the financing arrangement.

After the Enron bankruptcy, HPL was informed by the BOA Syndicate of a purported default by Enron under the terms of the financing arrangement. In July 2002, the BOA Syndicate filed a lawsuit against HPL in state court in Texas seeking a declaratory judgment that the BOA Syndicate has a valid and enforceable security interest in gas purportedly in the Bammel storage reservoir. In December 2003, the Texas state court granted partial summary judgment in favor of the BOA Syndicate. HPL appealed this decision. In June 2004, BOA filed an amended petition in a separate lawsuit in Texas state court seeking to obtain possession of up to 55 BCF of storage gas in the Bammel storage facility or its fair value. Following an adverse decision on its motion to obtain possession of this gas, BOA voluntarily dismissed this action. In October 2004, BOA refiled this action. HPL filed a motion to have the case assigned to the judge who heard the case originally and that motion was granted. BOA has filed a motion for further relief in that case, claiming rights against gas located in the Bammel storage facility, and a hearing has been held on that motion, but HPL has opposed that motion and no action on that motion has been taken by the court. HPL intends to defend vigorously against BOA’s claims.

In October 2003, AEP filed a lawsuit against BOA in the United States District Court for the Southern District of Texas. BOA led a lending syndicate involving the 1997 gas monetization that Enron and its subsidiaries undertook and the leasing of the Bammel underground gas storage reservoir to HPL. The lawsuit asserts that BOA made misrepresentations and engaged in fraud to induce and promote the stock sale of HPC, that BOA directly benefited from the sale of HPC and that AEP undertook the stock purchase and entered into the Bammel storage facility lease arrangement with Enron and the cushion gas arrangement with Enron and BOA based on misrepresentations that BOA made about Enron’s financial condition that BOA knew or should have known were false including that the 1997 gas monetization did not contravene or constitute a default of any federal, state, or local statute, rule, regulation, code or any law. AEPESGH, joined by HPC and HPL Resources Company LP, later amended the claims in the lawsuit to include claims for declaratory relief regarding the Bammel reservoir and the right to use and cushion gas consent agreements. In February 2004, BOA filed a motion to dismiss this Texas federal lawsuit. In September 2004, the Magistrate Judge issued a Recommended Decision and Order recommending that BOA’s Motion to Dismiss be denied, that the five counts in the lawsuit seeking declaratory judgments involving the Bammel reservoir and the right to use and cushion gas consent agreements be transferred to the Southern District of New York and that the four counts alleging breach of contract, fraud and negligent misrepresentation proceed in the Southern District of Texas. BOA objected to the Magistrate Judge’s decision. The United States District Court for the Southern District of Texas affirmed the Magistrate Judge’s decision and denied BOA’s motion to dismiss the claims made in the litigation by AEPSGH, HPC, and HPL Resources Company LP. The court also transferred the declaratory judgment claims made by HPC and HPL Resources Company LP to the United States District Court for the Southern District of New York, where they remain pending. Discovery is ongoing in the proceedings in both the Southern District of Texas and the Southern District of New York.

In February 2004, in connection with BOA’s dispute, Enron filed Notices of Rejection regarding the cushion gas exclusive right to use agreement and other incidental agreements. AEP has objected to Enron’s attempted rejection of these agreements.

On January 26, 2005, AEP sold a 98% limited partner interest in HPL. AEP has indemnified the buyer of the 98% interest in HPL against any damages resulting from the BOA litigation. (See Note 1).

Litigation and Other Contingencies

We are party to various legal proceedings. For each of these matters, we evaluate the merits of the case, our exposure to the matter, and possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we make the necessary accruals. As new information becomes available, our estimates may change. Following is a discussion of several of our more significant matters.

*False Claims Act Litigation brought by Jack J. Grynberg on behalf of the United States of America, In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wyo.) (“Grynberg II”). Generally, these complaints allege an industry-wide conspiracy to under-report the heating value as well as the volumes of natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. Grynberg also alleges that transactions between the defendants and their affiliates have caused royalty underpayments. These matters have been consolidated for pretrial purposes. HPL is named as defendant.

In May 2001, the court denied the defendants’ motions to dismiss.

In July 2000, the U.S. government moved to dismiss some of the so-called “valuation” claims in all the consolidated Grynberg II cases, including those against HPL. The government sought dismissal of two categories of allegations: one deals with the alleged deduction of costs in excess of the “reasonable actual costs incurred” for transportation services; the other concerns alleged sales to affiliates. In October 2002, the Court granted the government’s motion to dismiss. The Court based its ruling on the statutory authority of the United States to seek dismissal of a False Claims Act case when that dismissal would serve a legitimate government purpose. The Court essentially ruled that Grynberg’s pursuit of his valuation claims would interfere with the government’s ability to pursue royalty valuation claims in another False Claims Act case filed by a different relator. Grynberg was ordered to file amended complaints encompassing his remaining mis-measurement claims, and Grynberg did so. Grynberg’s attempt to obtain interlocutory review was unsuccessful.

On June 4, 2002, the defendants (including HPC) filed various motions to dismiss the case, arguing that the court does not have subject matter jurisdiction under the public disclosure bar and the voluntary disclosure provisions of the False Claims Act. On May 13, 2005, Special Master Pringle issued a ruling recommending the dismissal of Houston Pipe Line Company LP and others. This recommendation is set to be heard by the Court on December 9, 2005 in Wyoming.

The defendants believe the lawsuit is not meritorious, have successfully urged the U.S. not to intervene in the cases, and are contesting the claims vigorously.

*Bank of America, N.A., as Administrative Agent, and as Representative of Wilmington Trust Company, Trustee of The Bammel Gas Trust v. Houston Pipe Line Company LP; Cause No. 2002-36488 in the District Court of Harris County, Texas, 280th Judicial District. This matter was filed in July 2002. Through the lawsuit, BofA sought declaratory relief from a Texas state district court regarding its rights in “up to 55 Bcf” of “Storage Gas” allegedly stored in the Bammel Storage Facility operated by HPL. BofA claimed to seek this relief as the alleged “Administrative Agent” for a group of lenders to entities related to Enron, as well as the alleged “Representative” of the Bammel Gas Trust, the entity that BofA claims owns the “Storage Gas” at issue. BofA claims that through a financing transaction involving Enron Corp. in 1997 – which was restructured at the time AEP, through its wholly owned subsidiary AEPESGH acquired HPC

*	AEP has indemnified the buyer of the 98% interest in HPL against any damages resulting from this litigation.

from Enron in 2001 – it holds, as “Administrative Agent” for a group of lenders, a security interest in “up to 55 Bcf” of “Storage Gas” located in the Bammel Storage Facility. BofA initially claimed that as “Administrative Agent” it had the right under the security interest and other financing documents to foreclose on the “Storage Gas,” both on behalf of the lender group and as “Representative” of the Bammel Gas Trust. BofA also sought its attorneys’ fees and expenses and court costs.

For its response, HPC denied BofA’s claims and also asserted various affirmative defenses to the claims for declaratory relief by BofA. HPC also filed counterclaims against BofA, on grounds that the efforts by BofA to execute on the claimed security interest breached contractual obligations entered into by BofA and the Bammel Gas Trust at the time of the 2001 acquisition. The contractual rights sought to be enforced by HPC include a contractual right, consented to by BofA, to use any gas against which BofA might assert a security interest for operation of the Bammel Storage Facility. HPC sought a recovery of actual damages, including but not limited to attorneys’ fees and expenses, on its counterclaims.

Both sides filed motions for summary judgment as to various claims. On December 9, 2003, the court entered a final judgment dismissing HPC’s counterclaims with prejudice and granting BofA’s requests for declaratory judgment in part. The trial court entered declarations that (1) HPC is estopped to deny that the Trustee of the Bammel Gas Trust is the owner of the “Storage Gas”; (2) BofA has a security interest that is, “as against HPC,” a valid and first priority security interest in the “Storage Gas”; (3) a “Guaranty Default” has occurred under the financing, through Enron-related bankruptcy filings; (4) and any rights of HPC’s to use the “Storage Gas” under various 2001 agreements is “subject to” BofA’s claimed rights in “Storage Gas.” BofA nonsuited its claims for declaratory relief relating to enforcement of its claimed interests in the “Storage Gas.” HPC believes that a significant number of issues were left unresolved by the trial court’s judgment, including but not limited to the issue of whether BofA can enforce its claimed interests in the “Storage Gas” and, if so, in what manner; and the issue of to what amount of gas presently stored in the Bammel Storage Facility, if any, those claimed interests attach. HPC has taken an appeal from the trial court’s judgment, which is pending. Briefing on the appeal has been filed, and the appeal remains pending.

During the pendency of the appeal, on January 7, 2004, BofA filed Cause No. 2004-00384 against HPC, alleging that HPC breached contractual obligations with BofA by allegedly withdrawing, or permitting the depletion of, the aggregate quantity of recoverable natural gas in the Bammel Storage Reservoir to less than 40 Bcf. BofA sought damages as well as declaratory and injunctive relief against HPC relating to these agreements.

On January 30, 2004, HPC filed an answer generally denying BofA’s claims. HPC then removed the state court action to federal court on February 2, 2004. While pending in federal court, the case was styled as C.A. No. H-04-0405; Bank of America, N.A., As Administrative Agent, and As Representative of The Bank of New York, Trustee of the Bammel Gas Trust v. Houston Pipe Line Company LP; In the United States District Court for the Southern District of Texas, Houston Division. The case was remanded back to state court on May 24, 2004. BofA then amended its petition to assert additional claims for the immediate possession of 55 Bcf of natural gas stored in the Bammel Storage Facility.

On July 27, 2004, BofA filed an application for and obtained an ex parte writ of sequestration regarding natural gas allegedly stored in the Bammel Storage Facility. HPC moved to dissolve the writ. After a full-day evidentiary hearing held on August 6, 2004, the district court indicated that it intended to vacate or modify its July 27, 2004 order pending resolution of HPC’s appeal of the final judgment and the ongoing federal declaratory and bankruptcy litigation described below. On August 11, 2004, BofA nonsuited Cause No. 2004-00384 without prejudice. On August 13, 2004, the court entered an order of dismissal in which, in addition to dismissing the lawsuit, vacated the July 27, 2004 order and dissolved the writ of sequestration.

On October 6, 2004, BofA filed a “petition for further relief to enforce declaratory judgment” with the trial court in Cause No. 2002-36488. By this filing, BofA sought to enforce its claimed rights under the final judgment through, among other things, the sequestration of an amount of gas sufficient to protect its claimed rights under the final judgment and/or an order allowing BofA to take immediate possession of 55 Bcf of gas located in the Bammel Storage Facility. Following this filing, Cause No. 2002-36488 was administratively transferred from the 280th District Court of Harris County (where the case had been pending and the final judgment had been entered) to the 133rd District Court, in which BofA had initiated the writ of sequestration proceedings in Cause No. 2004-00384. On December 17, 2004, BofA filed an “application for further relief to enforce final judgment,” seeking much of the same relief previously sought by the earlier-filed application for writ of sequestration in Cause No. 2004-00384 and “petition for further relief” in Cause No. 2002-36488, including a request for an order authorizing BofA to take possession of 55 Bcf of “Storage Gas” allegedly located in the Bammel Storage Facility. A hearing on BofA’s application was held on March 14, 2005. HPL has opposed that motion and no action on that motion has been taken by the court.

Since the filing of the foregoing action, AEP has filed a related suit styled AEP Energy Services Gas Holding Company, Houston Pipe Line Company LP, and HPL Resources Company LP v. Bank of America, N.A., as “Administrative Agent,” as “Master Swap Counterparty,” as “Secured Party,” and as “Purchaser”; and The Bank of New York, as Trustee of the Bammel Gas Trust; Civil Action No. H-03-4973 in the United States District Court for the Southern District of Texas, Houston Division. On October 31, 2003, AEPESGH filed suit against Bank of America, N.A. (“BofA”) for breach of contract and negligent misrepresentation in connection with the acquisition by AEPESGH of HPC from Enron Corp. in 2001. AEPESGH alleged that BofA breached contractual covenants and committed negligent misrepresentation in connection with its representations to AEPESGH relating to Enron’s financial condition. On January 8, 2004, AEPESGH, along with HPC and HPL Resources Company LP (“HPLR”) (the last two of which are HPL Consolidation LP entities), amended and supplemented the complaint to include additional claims, including fraud claims by AEPESGH against BofA and requests for declaratory relief related to issues left unresolved by the trial court in Harris County, including the issues of whether BofA can enforce its claimed interests in the “Storage Gas” and, if so, in what manner; and the issue of to what amount of gas presently stored in the Bammel Storage Facility, if any, those claimed interests attach.

In addition to the declaratory relief and attorneys’ fees and costs sought by all plaintiffs, AEPESGH seeks to recover actual and exemplary damages from BofA.

BofA has filed a motion to dismiss the case for lack of subject matter jurisdiction and on grounds of collateral estoppel and res judicata. AEPESGH, along with the other Plaintiffs, filed its opposition to this motion. The motion was referred to a United States Magistrate Judge. On September 14, 2004, the Magistrate Judge issued an order recommending that BofA’s motion to dismiss be denied in its entirety. The magistrate judge also ordered that the Plaintiffs’ declaratory claims should be severed and transferred to the United States District Court for the Southern District of New York.

BofA has filed objections to the Magistrate Judge’s recommendations and order of transfer. AEPESGH, along with the other Plaintiffs, timely filed responses to these objections. The United

States District Court for the Southern District of Texas affirmed the Magistrate Judge’s decision and denied BOA’s motion to dismiss the claims made in the litigation by AEPSGH, HPC, and HPL Resources Company LP. The court also transferred the declaratory judgment claims made by HPC and HPL Resources Company LP to the United States District Court for the Southern District of New York, where they remain pending. Discovery is ongoing in the proceedings in both the Southern District of Texas and the Southern District of New York.

*In addition to the previously described federal lawsuit, AEP has filed an adversary proceeding in the Enron Corp. bankruptcy styled Houston Pipe Line Company LP, HPL Resources Company LP, and AEP Energy Services Gas Holding Company v. Enron Corp., ENA Asset Holdings, L.P., BAM Lease Company, the Bammel Gas Trust, the Bank of New York, as Trustee of the Bammel Gas Trust, and Bank of America, N.A., Individually and as Administrative Agent; Adversary No. 03-93372, as filed in Case No. 01-16045 (AJG) in the United States Bankruptcy Court for the Southern District of New York. On November 21, 2003, HPC, HPL Resources Company LP, and AEPESGH (“Plaintiffs”) filed an adversary proceeding against Enron Corp., ENA Asset Holdings, L.P., BAM Lease Company, the Bammel Gas Trust, the Bank of New York, as Trustee of the Bammel Gas Trust, and Bank of America, N.A., individually and as Administrative Agent (“Defendants”). Plaintiffs sought a declaration of their rights with respect to the documents executed in connection with the 2001 acquisition of HPC and HPL Resources Company LP by AEPESGH.

Plaintiffs seek declarations, among others, that various agreements under which Plaintiffs use and operate the Bammel Storage Facility and its appurtenances, including pipelines and cushion gas in the facility (the “Bammel Storage Assets”), are not subject to rejection under bankruptcy law principles; and that even if these agreements could be rejected, Plaintiffs would be entitled to maintain possession of and use these assets for the contractual period provided for under these agreements.

On January 29, 2003, following the filing of the amended and supplemental complaint in the matter described above, Plaintiffs amended their complaint in the adversary proceeding to remove claims made in that proceeding against Bank of America, N.A.

Discovery in the adversary proceeding has commenced, and absent a settlement Plaintiffs intend to pursue their claims vigorously as against the Enron-related parties to the adversary proceeding.

*John and Heather Maher, et al, and all others similarly situated v. CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, et al.; Cause No. 38075, in the 23rd Judicial district Court of Wharton County, Texas. This lawsuit was filed in October 2002 on behalf of two residents of Wharton County, Texas against a number of entities related to CenterPoint Energy, Inc. and Kinder Morgan Inc. Plaintiffs have also named HPL Consolidation LP subsidiaries HPC, its general partner, HPL GP, LLC and AEP Gas Marketing LP (now HPL Gas Marketing LP) as defendants. Plaintiffs allege fraud, violations of the Texas Deceptive Trade Practices Act, the Texas Utility Code, and Texas antitrust laws with respect to an alleged effort to inflate the cost of natural gas used by the CenterPoint utility to provide residential service to customers throughout Texas. When the lawsuit was initiated, Plaintiffs also sought to certify a class and to be named as the representatives of the class.

The defendants, including the HPL Consolidation LP subsidiaries, filed motions to dismiss the case on grounds, among others, that primary jurisdiction over claims raised by Plaintiffs with respect to rates charged to residential consumers of natural gas resided in the Texas Railroad Commission. The parties commenced to take discovery related to threshold issues of subject matter jurisdiction, venue, and the class certification request.

On February 4, 2005, Plaintiffs filed an amended petition in which they removed all class action allegations. Plaintiffs added AEP Energy Services, Inc. as a defendant, as well as eight additional defendants affiliated with CenterPoint or Kinder Morgan. Plaintiffs continue to allege fraud, violations of the Texas Deceptive Trade Practices Act, the Texas Utility Code, and the Texas antitrust laws with respect to an alleged effort to inflate the cost of natural gas used by the CenterPoint utility to provide residential service to customers throughout Texas.

On February 11, 2005, the CenterPoint Defendants removed the action to federal court in the United States District Court for the Southern District of Texas, Houston Division on the basis of a federal question related to Plaintiffs’ newly asserted allegations against CenterPoint Energy Gas Transmission Company, an interstate natural gas transportation and storage services company. The HPL Consolidation LP subsidiaries, AEP Energy Services, Inc. (“AEPES”), a wholly owned subsidiary of AEP, and the Kinder Morgan Defendants consented to the removal. The case was dismissed without prejudice by the Plaintiffs in March 2005.

*Weldon Johnson and Guy W. Sparks, individually and as representatives of others similarly situated v. CenterPoint Energy, Inc., et al.; Cause No. 04-327-02, in the Circuit Court of Miller County, Arkansas. On October 8, 2004, Plaintiffs filed this lawsuit on behalf of two individuals, one a resident of Arkansas and the other a resident of Texas, seeking to certify a nationwide class action against the same HPL Consolidation LP subsidiaries named in the Maher case and a number of entities related to CenterPoint Energy, Inc. (“CenterPoint”) and Kinder Morgan Inc. (“Kinder Morgan”). Plaintiffs allege fraud and civil conspiracy claims against all of the defendants and seek an unspecified amount in damages for alleged unjust enrichment, actual damages, punitive and exemplary damages, attorneys’ fees, and interest.

On November 18, 2004, the CenterPoint Defendants removed the action to the United States District Court in the Western District of Arkansas, Texarkana Division on the basis of a federal question. The HPL and Kinder Morgan Defendants consented to the removal. On January 26, 2005, Plaintiffs filed a motion to remand. On February 10, 2005, the CenterPoint Defendants filed a response to the motion to remand. The federal district court remanded the case to the Circuit Court of Miller County, Arkansas in June 2005, where it remains pending.

In August 2005, the HPL Consolidation LP subsidiaries Defendants filed a motion to dismiss asserting, among other things, that (1) the Arkansas courts lack personal jurisdiction over each of them, (2) the Arkansas courts lack subject matter jurisdiction over the matters raised by the Plaintiffs and (3) the Plaintiffs have failed to assert claims against any of the HPL subsidiaries upon which relief can be granted. Other defendants have also filed motions to dismiss.

The Plaintiffs have not filed responses to the motions to dismiss. The court has entered a scheduling order that calls for briefing on the issues of personal and subject matter jurisdiction to be completed by January 2006, and has scheduled a hearing on those issues for February 2006. The scheduling order sets, among other deadlines, a trial date in September 2007.

The HPL Consolidation LP subsidiaries will continue to vigorously contest the Plaintiffs’ claims.

*Railroad Commission of Texas Oil and Gas Docket No. 02-0231838; Enforcement Action Against HPL Resources Company (Operator No. 407240) for Violations of Statewide Rules on the Magnolia City Plant Site (No. 04-0359), Nueces County, Texas. This case involves alleged soil and groundwater contamination at the Magnolia City Plant Site (the “Mag City Site”) located in Nueces County, Texas. Historically, there were two plants operated at the site: the Dean Plant and the Magnolia City Plant. The Dean Plant processed gas from 1953 until 1975, when the plant was permanently shut down. The Dean Plant was operated by a number of Tenneco and Tennessee Gas-related entities whose successors in interest include El Paso Natural Gas (“El Paso”) and Tennessee Gas Pipeline (“TGP”). Based on available facts, its does not appear that HPLR ever owned, operated or had any affiliation with the Dean Plant. The Magnolia City Plant was built in 1985 and was shut down in 1996. The Railroad Commission of Texas alleges that HPLR filed Form R-3s (entitled “Monthly Report for Gas Processing Plants”) for the Magnolia City Plant and is thus liable (or presumed liable) for the Mag City Site contamination.

Citing §91.101 of the Texas Natural Resources Code, the Commission filed a complaint alleging that HPLR “caused or allowed” pollution and discharged oil and gas wastes without a permit at the Magnolia City Plant in violation of Commission Rules 8(b) and 8(d)(1). The primary constituents of concern (“COCs”) are hydrocarbons, volatile organic compounds (“VOCs”), chloroform, chromium and chlorides. There is possible offsite contamination. However, the extent of the contamination has not been fully delineated.

Under the terms of a April 2000 Settlement Agreement, Indemnity and Release (“Indemnity”), HPC indemnified TGP and El Paso for all claims related to TGP’s or El Paso’s “environmental obligations” at the Mag City Site excepting those claims defined as “Boundary Area Claims.” The term “Boundary Area Claims” is defined in the Indemnity as “subsurface contamination which has migrated from the Plant site from the general location of the former blowdown pit located near the fence line of the northeast boundary of the Plant property.” Under the terms of this agreement, HPC (or its parent company at that time) was paid $205,000.

HPC and HPLR answered the Commission’s complaint. Some limited discovery was conducted. The Commission made HPC/HPLR a settlement offer and the parties have entered into settlement negotiations. In the meantime, the Commission contacted El Paso as a potentially responsible party. El Paso and AEP have met and discussed the terms and scope of the Indemnity, the site background, and the scope of each party’s potential liability. The parties have jointly hired a consultant to prepare a work plan to evaluate current groundwater conditions at the site for submittal to the Commission. The Commission is considering joining other parties to participate in the site investigation and remediation.

*Tuleta Plant Site Investigation (former gas plant located in Bee County, Texas). This case involves alleged soil and groundwater contamination at the Tuleta Gas Plant Site (“Tuleta”). The Tuleta Plant was a natural gas liquids processing plant that was first built in the 1940s. The plant employed a lean oil liquid extraction process. Natural gas processing operations ceased on or before July 1986. However, the site was still used for separation, compression, dehydration and/or condensate storage operations into the 1990s. HPC conducted operations at the site from January 1987 until October 1990. It appears that HPC’s operations at the site consisted solely of natural gas separation, dehydration and compression. Several entities operated the plant prior to January 1987. The successors in interest to those prior plant operators that are still solvent include: H.B. Zachry; EOG Resources, Inc.; and OneOK Bushton Processing, Inc. (“Prior Plant Operators”). Other parties with operations on site include Valero and Wagner Oil. The COCs at this site include lean oil, condensate and glycol. Extensive historic site investigations suggest there were possibly multiple releases from multiple sources (both on-site and off-site). However, the site has not been fully delineated at this time. Further, it is not clear whether HPC has any historic contractual obligations to remediate environmental conditions at this site. None have been identified to date.

There is no current litigation or enforcement action concerning environmental conditions at this site. HPC was originally contacted by the Commission and asked to assume full responsibility for the contamination alleged at the site. However, since that time, the Commission has asked the Prior Plant Operators to share in the site remediation. HPC and the Prior Plant Operators retained an environmental consultant and voluntarily conducted a Baseline Study that reviewed all prior site investigative work. This Baseline Study was submitted to the Commission on February 11, 2005. By letter dated November 1, 2005, the Commission requested that the parties undertake a site groundwater delineation, a receptor survey and remedial action plan. The Commission has sent letters to Valero and Wagner Oil requesting that they attend a future meeting with the Commission, HPC and the Prior Plant Operators. Wagner has recently begun participating in the parties’ activities and Valero is reviewing its indemnities to ascertain whether another party besides them should be participating. Additional negotiations among the various parties and the Commission are anticipated.

City of Victoria v. Houston Pipe Line Company, et al.; Cause No. 03-6-59,833-C, in the 267th Judicial District Court of Victoria County, Texas. The City of Victoria (“Victoria”) filed suit against Houston Pipe Line Company, Houston Pipe Line Company, L.L.C., and Houston Pipe Line Company, L.P. (the HPL subsidiaries) alleging that HPC owes Victoria taxes for use of its streets, alleys, rights-of-way, and/or public property in transporting and selling gas. Victoria relies on city ordinance 14-116 for its assessment of the taxes. Ordinance 14-116 was passed on July 7, 1941, and, in summary, states that any entity owning, operating, managing or controlling any gas, electric light, or electric power plant within Victoria city limits and used for local sale and distribution using streets, alleys and/or public ways must file revenue reports with Victoria and pay Victoria two percent of gross receipts from the sale of such gas, electric lights or electric power derived from consumers. Based on these factual allegations, Victoria has alleged a violation of ordinance 14-116 and negligence per se.

In response to discovery requests, Victoria has produced documents that it claims were provided to Victoria by FERC and PUC. The documents appear to be a record of all gas sales from HPC and Central Power & Light (“CPL”), a wholly owned subsidiary of AEP, in Victoria during the period of May 1976 to December 2002. The total gross sales listed is $219,607,177.83. Victoria has claimed that the amount owed in taxes is 2% of gross sales. Thus, Victoria is claiming that $4,392,143.56 in taxes is owed by HPC to Victoria. The gross sales number provided by Victoria has not yet been verified by HPC.

HPL filed a motion for summary judgment based on the construction of the ordinance, contending that a plain reading of the ordinance shows that the ordinance is not applicable to HPL. In November 2005, the court granted HPL’s motion for summary judgment.

City of Corpus Christi, Texas v. Air Liquide America, L.P., et al., Cause No. 04-06556-A, In the District Court of Nueces County. On November 17, 2004, the City of Corpus Christi (“Corpus”) filed the above-referenced lawsuit, which names approximately forty defendants, including HPC. The City primarily sought to obtain a declaration of the validity of City Ordinance No. 026023, which required that defendants obtain a license from Corpus or equivalent authorization for their continued use of Corpus’s rights-of-way and city-owned properties (the “Ordinance”). The Ordinance required, in exchange for permission to use certain affected city rights-of-way and city-owned property, that each defendant remit to Corpus “fair compensation”, as set forth in the Ordinance. Generally, that “fair compensation” included a charge of $500 per crossing and $1.25 per foot for laying alongside public rights-of-way. Additionally, Corpus alleged trespass, purpesture (an alleged encroachment upon public rights belonging to and/or controlled by Corpus) and unjust enrichment. Prior to filing suit, Corpus had by written letter revoked the revocable easement agreements held by HPC and other defendants.

HPC, as a member of the Texas Energy Coalition (“TEC”), engaged in settlement negotiations with Corpus, and successfully settled all claims.

In Re Port of Houston Authority. This claim involves a dispute over annual permit fees assessed by the Port of Houston Authority (“PHA”). Since 1998, HPL has disputed annual permit fees to the PHA totaling approx. $275,000. HPL has joined with other pipelines in negotiations to resolve this dispute.

If settlement discussions fail and HPC is served, HPC intends to vigorously defend this lawsuit.

While the outcomes of the matters discussed above cannot be predicted with certainty, based on information known to date and considering reserves established as of December 31, 2004, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results, or cash flow.

Environmental Regulations – HPL is subject to extensive federal, state and local laws and regulations concerning the release of materials into the environment, and which require expenditures for remediation at various sites.

HPL has 10 known environmental remediation sites. HPL has accrued liabilities of $3.3 million and $4.0 million for the costs as of December 31, 2004 and 2003, respectively. Management feels that adequate reserves have been made for any potential future costs related to these sites. Other than the identified potential clean up sites, HPL believes that its operations and facilities are in general compliance with applicable environmental regulations.

4. Equity Investment in Nonconsolidated Subsidiary

HPL owns a 50% equity interest in Mid Texas Pipeline Company.

The period from January 1, 2005 to January 25, 2005 and years ended December 31, 2004, 2003 and 2002 equity loss from the Mid Texas investment is $95 thousand, $683 thousand, $668 thousand and $249 thousand, respectively. The following amounts, which are not consolidated into our financial statements, represent summarized financial information of Mid Texas (in thousands):

	December 31,
	2004	2003
Assets
Property, Plant and Equipment (Net)	$65,977	$67,281
Current Assets	925	959

TOTAL	$66,902	$68,240

Capitalization And Liabilities
Common Shareholders’ Equity	$66,070	$67,437
Current Liabilities	832	803

TOTAL	$66,902	$68,240

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003	2002
Operations Statement Data
Operating Loss	$212	$2,469	$2,473	$2,296
Net Loss	191	1,366	1,336	499

5. Impairments

We own and operate natural gas gathering, transportation and storage operations in Texas. During the fourth quarter of 2003, based on a probability-weighted after-tax cash flow analysis of our fair value, we recorded an impairment of $300 million pre-tax ($218 million after-tax), with $150 million pre-tax related to the entire balance of goodwill, reflecting management’s decision not to operate as a major trading hub. The cash flow analysis, among other things, used management’s estimate of the alternative likely outcomes of the uncertainties surrounding the continued use of the Bammel facility and other matters (see Note 3) and an after-tax risk free discount rate of 3.3% over the remaining life of the assets.

6. Benefit Plans

We participate in AEP sponsored U.S. qualified pension plans and nonqualified pension plans. A substantial majority of employees are covered by either one qualified plan or both a qualified and a nonqualified pension plan. In addition, we participate in other postretirement benefit plans sponsored by AEP to provide medical and life insurance benefits for retired employees in the U.S. We implemented FSP FAS 106-2 in the second quarter of 2004, retroactive to the first quarter of 2004 (see “FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” section of Note 2). The Medicare subsidy reduced the FAS 106 accumulated postretirement benefit obligation (APBO) related to benefits attributed to past service. Our reduction in the net periodic postretirement cost for 2004 was $150,000.

Pension and Other Postretirement Plans’ Assets:

The pension and other postretirement plans were not transferred to ETC OLP upon the sale of HPL. The asset allocations for AEP’s pension plans at the end of 2004 and 2003, and the target allocation for 2005, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
	2005	2004	2003
Asset Category	(in percentages)
Equity Securities	70	68	71
Debt Securities	28	25	27
Cash and Cash Equivalents	2	7	2

Total	100	100	100

The asset allocations for AEP’s other postretirement benefit plans at the end of 2004 and 2003, and target allocation for 2005, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
	2005	2004	2003
Asset Category	(in percentages)
Equity Securities	70	70	61
Debt Securities	28	28	36
Other	2	2	3

Total	100	100	100

AEP’s investment strategy for their employee benefit trust funds is to use a diversified mixture of equity and fixed income securities to preserve the capital of the funds and to maximize the investment earnings in excess of inflation within acceptable levels of risk. AEP regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation when considered appropriate. Because of a discretionary contribution at the end of 2004, the actual pension asset allocation was different from the target allocation at the end of the year. The asset portfolio was rebalanced to the target allocation in January 2005.

AEP bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

AEP’s combined pension funds are underfunded in total (plan assets are less than projected benefit obligations) at December 31, 2004.

AEP made an additional discretionary contribution in the fourth quarter of 2004 and intends to make additional discretionary contributions in 2005 to meet its goal of fully funding all qualified pension plans by the end of 2005.

The weighted-average assumptions as of December 31, used in the measurement of AEP’s benefit obligations are shown in the following tables:

	Pension Plans		Other Postretirement Benefit Plans
	2004	2003	2004	2003
	(in percentages)
Discount Rate	5.50	6.25	5.80	6.25
Rate of Compensation Increase	3.70	3.70	N/A	N/A

The method used to determine the discount rate that AEP utilizes for determining future benefit obligations was revised in 2004. Historically, it has been based on the Moody’s AA bond index which includes long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis was 6.25% at December 31, 2003 and would have been 5.75% at December 31, 2004. In 2004, AEP changed to a duration based method where a hypothetical portfolio of high quality corporate bonds was constructed with a duration similar to the duration of the benefit plan liability. The composite yield on the hypothetical bond portfolio was used as the discount rate for the plan. The discount rate at December 31, 2004 under this method was 5.50% for pension plans and 5.80% for other postretirement benefit plans.

The rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 8.5% per year, with an average increase of 3.7%.

The contribution to the pension fund is based on the minimum amount required by the U.S. Department of Labor or the amount of the pension expense for accounting purposes, whichever is greater, plus the additional discretionary contributions to fully fund the qualified pension plans. The contribution to the other postretirement benefit plans’ trust is generally based on the amount of the other postretirement benefit plans’ expense for accounting purposes and is provided for in agreements with state regulatory authorities.

The Company participates in the AEP system qualified pension plan, a defined benefit plan that covers all employees. Net periodic benefit cost for the period from January 01, 2005 to January 25, 2005 and the years ended December 31, 2004 and 2003 were $101,333, $1,102,000 and $965,000, respectively.

Postretirement benefits other than pensions are provided for retired employees for medical and death benefits under an AEP System plan. The accrued costs were $89,000 in January 2005 and $816,000 and $1,186,000 in 2004 and 2003, respectively.

The weighted-average assumptions as of January 1, used in the measurement of AEP’s benefit costs are shown in the following tables:

	Pension Plans			Other Postretirement Benefit Plans
	2004	2003	2002	2004	2003	2002
	(in percentages)
Discount Rate	6.25	6.75	7.25	6.25	6.75	7.25
Expected Return on Plan Assets	8.75	9.00	9.00	8.35	8.75	8.75
Rate of Compensation Increase	3.70	3.70	3.70	N/A	N/A	N/A

The expected return on plan assets for 2004 was determined by evaluating historical returns, the current investment climate, rate of inflation, and current prospects for economic growth. After evaluating the current yield on fixed income securities as well as other recent investment market indicators, the expected return on plan assets was reduced to 8.75% for 2004. The expected return on other postretirement benefit plan assets (a portion of which is subject to capital gains taxes as well as unrelated business income taxes) was reduced to 8.35%.

A defined contribution employee savings plan required that the Company make contributions to the plan totaling $643,000 and $640,000 in 2004 and 2003.

In 2002, there were no separately identifiable costs related to associated net pension benefit costs, postretirement benefit costs or savings plan contributions as theses costs were included in an overall fringe benefit charge to HPL. AEP does not allocate pension liabilities to its subsidiaries, including HPL.

7. Derivatives, Hedging and Financial Instruments

Derivatives and Hedging

We apply SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Derivatives include interest rate swaps, commodity swaps, options and futures contracts and certain physical gas purchases and sales contracts.

SFAS 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position at fair value unless the contracts qualify for normal purchase or normal sale treatment. Our accounting for the changes in the fair value of a derivative instrument depends on whether it qualifies, and has been designated, as part of a hedging relationship. To qualify for designation in a hedging relationship, specific criteria have to be met and the appropriate formal documentation maintained. We evaluate the hedge relationship at inception and ongoing to verify that the relationship is expected to remain highly effective in offsetting changes in cash flows during the hedge designation period. Certain qualifying derivative instruments have been designated as normal purchase or normal sale contracts, as provided in SFAS 133. These contracts are not reported at fair value, as otherwise required by SFAS 133.

For cash flow hedges (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), we initially report the effective portion of the gain or loss on the derivative instrument as a component of Accumulated Other Comprehensive Income and subsequently reclassify it to Revenues or Gas Purchases in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized currently in Revenues during the period of change.

Cash Flow Hedging Strategies

We enter into forward and swap transactions for the purchase and sale of natural gas to manage the variable price risk related to the forecasted purchases and sales of natural gas. We closely monitor the potential impacts of commodity price changes and, where appropriate, enter into contracts to protect margins for a portion of future sales. We do not hedge all variable price risk exposure related to the forecasted purchases and sales of natural gas.

The following table represents the activity in Accumulated Other Comprehensive Income (Loss) (“AOCI”) for derivative contracts that qualify as cash flow hedges at January 25, 2005:

Amount (in thousands)
Beginning Balance, December 31, 2001	$—
Changes in fair value	—
Reclasses from AOCI to net earnings	—

Balance December 31, 2002	—
Changes in fair value	(281)
Reclasses from AOCI to net earnings	—

Balance December 31, 2003	(281)
Changes in fair value	35,683
Reclasses from AOCI to net earnings	281

Balance December 31, 2004	35,683
Changes in fair value	1,052
Reclasses from AOCI to net earnings	(19,634)

Ending Balance, January 25, 2005	$17,101

8. Income Taxes

The details of income tax (benefit) expenses applicable to continuing operations are as follows (in thousands):

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003	2002
FEDERAL
Current	$4,402	$18,296	$(484)	$21,285
Deferred	3,075	4,398	(81,111)	2,319

Total Income Tax as Reported	$7,477	$22,694	$(81,595)	$23,604

The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the amount of income taxes reported (in thousands).

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003	2002
Net Income (Loss)	$13,521	$44,026	$(216,571)	$43,457
Income Tax Expense (Credit)	7,477	22,694	(81,595)	23,604

Pre-Tax Income (Loss)	$20,998	$66,720	$(298,166)	$67,061

Income Tax on Pre-Tax Income at Statutory Rate (35%)	7,349	23,352	(104,358)	23,471
Increase (Decrease) in Income Tax Resulting from the Following Items:
Impairment of Goodwill (nondeductible portion)	—	—	23,021	—
Other	128	(658)	(258)	133

Total Income Taxes as Reported	$7,477	$22,694	$(81,595)	$23,604

Effective Income Tax Rate	35.67%	34.01%	27.37%	35.20%

The following table shows the elements of the net deferred tax asset and the significant temporary differences:

	Year Ended December 31,
	2004	2003
Property Related Temporary Differences	$(21,018)	$(13,412)
Impaired Assets	52,957	51,910
Provisions for Losses	8,398	8,398
Tax Basis Goodwill	21,931	25,370
Price-Risk Management Assets (Net)	13,587	9,417
Other Comprehensive Income (Loss)	(19,214)	151
Cash Flow Hedges	—	—
Prepaid Leases	37,238	35,888
All Other (Net)	4,521	4,442

Net Deferred Tax Assets	$98,400	$122,164

We join in the filing of a consolidated federal income tax return with our affiliated companies in the AEP System. The allocation of the AEP System’s current consolidated federal income tax to the System companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses to the System companies giving rise to them in determining their current tax expense. The tax loss of the System parent company, AEP Co., Inc., is allocated to its subsidiaries with taxable income. With the exception of the loss of the parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

The IRS and other taxing authorities routinely examine our returns. Returns for the years 2001 through 2003 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

9. Leases

Leases include property, plant and equipment and gas pipeline rights of way. Leases of property, plant and equipment are for periods up to 10 years and require payments of related property taxes, maintenance and operating costs. Leases of gas pipeline rights of way range from one year to perpetuity. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Property, plant, and equipment under capital leases at December 31, 2004 are predominantly general plant equipment and at December 31, 2003 are predominately the assets leased from BAM Lease Company. The assets leased from BAM Lease Company were purchased by HPL in November 2004 as described in Note 3. The $120.1 million value for leased assets became part of owned pipeline and equipment with this purchase. The BAM Lease Company lease payments were prepaid at the acquisition of HPC, therefore, there are no future payment obligations for the remainder of the primary lease term.

Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows (in thousands):

	Year Ended December 31,
	2004	2003
Property, Plant and Equipment Under Capital Leases
Production and Other	$28	$120,094

Total Property, Plant and Equipment	28	120,094
Accumulated Amortization	3	15,097

Net Property, Plant and Equipment Under Capital Leases	$25	$104,997

Obligations Under Capital Leases
Non-current Liability	$16	$3
Liability	9	1

Total Obligations Under Capital Leases	$25	$4

Lease rentals for operating and capital leases were as follows (in thousands):

	Period from January 1, 2005 to January 25, 2005	Year Ended December 31,
		2004	2003
Lease Payments on Operating Leases	$195	$1,900	$1,287
Amortization of Capital Leases	5	3	6,923
Interest on Capital Leases	—	3	—

Total Lease Rental Cost	$200	$1,906	$8,210

Future minimum lease payments consisted of the following at December 31, 2004:

Capital Leases	(in thousands)
2005	$9
2006	8
2007	7
2008	2
2009	—
Later Years	—

Total Future Minimum Lease Payments	26
Less Estimated Interest Element	1

Estimated Present Value of Future Minimum Lease Payments	$25

Noncancelable Operating Leases	(in thousands)
2005	$337
2006	275
2007	209
2008	131
2009	83
Later Years	102

Total Future Minimum Lease Payments	$1,137

10. Concentration of Credit Risks

For the period from January 01, 2005 to January 25, 2005, one non-affiliated customer represented more than 10% of related total revenues. At December 31, 2004, two non-affiliated customers represented more than 10% of related total revenues or accounts receivable. At December 31, 2003, one non-affiliated customer represented more than 10% of the related total revenues or accounts receivable. At December 31, 2004, one non-affiliated customer comprised approximately 55% of the net Price-Risk Management Assets and Liabilities. At December 31, 2003, four non-affiliated customers comprised approximately 45% of the net Price-Risk Management Assets and Liabilities.

11. Related Party Transactions

American Electric Power Service Corporation (“AEPSC”), a wholly owned subsidiary of AEP and affiliate of HPL, provides certain managerial and professional services to AEP System companies. The costs of the services are billed to its affiliated companies by AEPSC on a direct-charge basis, whenever possible, and on reasonable basis of proration for shared services. The billings for services are made at cost and include no compensation for the use of equity capital, which is furnished to AEPSC by AEP. Billings from AEPSC are capitalized or expensed depending on the nature of the services rendered. AEPSC and its billings are subject to the regulation of the SEC under the 1935 Act. For the period from January 01, 2005 to January 25, 2005 and the years ended December 31, 2004, 2003 and 2002, HPL recognized costs of $.6 million, $5.5 million, $5.0 million and $5.4 million for these services.

HPL purchases and sells gas and enters into financial hedge transactions with AEPES and other affiliates. These transactions are conducted at market prices and settlements are handled according to standard industry practices. For the period from January 01, 2005 to January 25,

2005 and the years ended December 31, 2004, 2003 and 2002, HPL had sales of $55.2 million, $862.3 million, $899.2 million and $574.0 million and purchases of $20.6 million, $760.3 million, $464.5 million and $388.2 million to and from AEPES. Included in these sales are settlement receipt (payments) of financial hedge transactions in January 2005 of $36.2 million and in 2004, 2003 and 2002 of $17.0 million, $(19.8) million and $(17.5) million.

HPL entered into a long-term Asset Management Agreement, which was terminated December 15, 2004, with AEPES for the exclusive rights to manage injections of natural gas into, and withdrawals of natural gas from, the Bammel storage facility, and to make use of natural gas injection, withdrawal and storage capacity not otherwise contractually committed by HPL that may be available from the Bammel storage facility from time to time. In exchange for these rights, AEPES agreed to pay HPL a fixed, annual Asset Management fee of $25 million. In addition, AEPES agreed to pay HPL a market based rate for storage services on the available space that was not contractually committed to third parties. For the period ended December 31, 2004, 2003 and 2002, HPL had revenues of $28.5 million, $29.8 million and $30.1 million related to the Asset Management Agreement.

AEP has established a money pool to coordinate short-term borrowings for certain subsidiaries including HPL. Interest income earned from amounts advanced to the AEP money pool by HPL, for the period from January 01, 2005 to January 25, 2005 and the years ended December 31, 2004, 2003 and 2002, was $.1 million, $2.3 million, $2.5 million and $4.9 million. Interest expense incurred from amounts borrowed from the AEP money pool by HPL, for the period from January 01, 2005 to January 25, 2005 and years ended December 31, 2004 was $.4 million, and $.2 million. Interest income and expenses are recorded in Interest Income – Affiliated and Interest Expense – Affiliated on the Statements of Operations. Amounts loaned to or borrowed from the money pool at period end are classified as Advances to/from Affiliates on the Consolidated Balance Sheets.

Prior to January 2005, HPL purchased physical gas in the spot market, which in turn, was sold to AEP operating companies at cost for their fuel requirements. These transactions did not occur subsequent to December 31, 2004. The related sales were as follows:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
AEP Texas Central Company	$129,682	$195,527	$157,346
AEP Texas North Company	45,767	44,197	64,385

12. Guarantees

There are certain immaterial liabilities recorded for guarantees entered subsequent to December 31, 2002 in accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” There is no collateral held in relation to any guarantees in excess of our ownership percentages. In the event any guarantee is drawn, there is no recourse to third parties unless specified below.

Prior to December 31, 2004, AEPESGH had outstanding debt, which was collateralized with the assets of HPL. This debt was paid in full on December 15, 2004.

Indemnifications And Other Guarantees

Contracts

HPL enters into several types of contracts, which would require indemnifications. Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements. Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters. With respect to sale agreements, our exposure generally does not exceed the sale price. We cannot estimate the maximum potential exposure for any of these indemnifications executed prior to December 31, 2002 due to the uncertainty of future events.

Master Operating Lease

We lease certain equipment under a master operating lease. Under the lease agreement, the lessor is guaranteed to receive up to 87% of the unamortized balance of the equipment at the end of the lease term. If the fair market value of the leased equipment is below the unamortized balance at the end of the lease term, we have committed to pay the difference between the fair market value and the unamortized balance, with the total guarantee not to exceed 87% of the unamortized balance. At January 25, 2005, the maximum potential loss for these lease agreements was approximately $285 thousand assuming the fair market value of the equipment is zero at the end of the lease term.

13. Subsequent Events

On November 10, 2005 AEP sold the 2% limited partner interest in HPL for $16.6 million in cash. As a result, HPL became a wholly owned subsidiary of La Grange Acquisition, L.P.